Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption ‘‘Experts’’ in the Registration Statement (Form S-3/A) and related Prospectus of Urstadt Biddle Properties Inc. for the registration of up to $300,000,000 of debt securities, preferred stock, depositary shares, common stock, or Class A common stock and to the incorporation by reference therein of our report dated January 12, 2006, except for Note 5, as to which the date is January 10, 2008, with respect to the consolidated statements of income, stockholders’ equity and cash flows of Urstadt Biddle Properties Inc. for the year ended October 31, 2005, included in its Annual Report (Form 10-K) for the fiscal year ended October 31, 2007, filed with the Securities and Exchange Commission.

New York, New York	/s/ Ernst & Young LLP
October 1, 2008